Exhibit 3.02(iv)

AMENDMENT TO THE OPERATING AGREEMENT

THIS AMENDMENT TO THE SIXTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY OPERATING AGREEMENT dated as of January 31, 2015 (the “Agreement”) of ML Winton FuturesAccess LLC (this “Amendment”) is made as of March 31, 2015 by Merrill Lynch Alternative Investments LLC, a Delaware limited liability company (the “Sponsor”), and the Investors.  Capitalized terms used herein, but not defined, shall have the same meanings assigned to them in the Agreement.

WHEREAS, the Sponsor and the Investors entered into the Agreement; and

WHEREAS, the Sponsor wishes to amend the Agreement with effect as of March 31, 2015 pursuant to Section 10.03 of the Agreement as follows.

NOW IT IS HEREBY AGREED as follows:

1.	The second paragraph of Section 1.02 of the Agreement shall be deleted in its entirety and replaced with the following:

“This FuturesAccess Fund shall deposit all or substantially all of this FuturesAccess Fund’s capital with BAC or any other clearing brokers selected by the Sponsor pursuant to the arrangements described in the Disclosure Document, all Investors acknowledging that BAC will not only receive futures brokerage commissions and bid-ask spreads from this FuturesAccess Fund but also will retain significant economic benefits from the possession of this FuturesAccess Fund’s assets (in addition to the interest which BAC will credit to this FuturesAccess Fund’s account).  In addition, the Sponsor may maintain this FuturesAccess Fund’s assets in deposit or similar accounts with affiliates of the Sponsor, which affiliates may benefit from the possession of such assets, as well as with unaffiliated entities.  The interest paid by such affiliated and unaffiliated entities on this FuturesAccess Fund’s cash so invested will be paid to this FuturesAccess Fund.  However, neither the Sponsor nor any of its affiliates (or any third parties) will be obligated to account to this FuturesAccess Fund or any Investor for any additional economic benefits which the Sponsor or any such affiliate may derive from possession of this FuturesAccess Fund’s assets.”

2.	Except as specifically amended herein, the Agreement is, and shall continue to be, in full force and effect and is hereby in all respects ratified and confirmed.

3.	The governing law, counterparties, method of execution, rules of interpretation, notice and other procedural provisions set forth in the Agreement shall be equally applicable to this Amendment.

* * * * * * *

IN WITNESS WHEREOF the parties hereto have entered into this Amendment as of March 31, 2015.

SPONSOR:			INVESTORS:

Merrill Lynch Alternative Investments LLC			By:	Merrill Lynch Alternative Investments
Attorney-in-Fact

By:	/s/ Ninon Marapachi		By:	/s Ninon Marapachi
	Name:	Ninon Marapachi		Name:	Ninon Marapachi
	Title:	VP of MLAI		Title:	VP of MLAI

Dated: March 31, 2015			Dated: March 31, 2015